Exhibit 11

                Statement Re: Computation of Per Share Earnings

                                Three Months Ended
                                     March 31,
                                   1996    1995
                                ------------------
                                    (Unaudited)
Primary

  Average shares outstanding      5,249    5,225

  Net effect of dilutive
    stock options - based on
    the treasury stock
    method using average
    market price                      7      115

  Net effect of dilutive
   restricted stock grants            5       10
                                 ------   ------

       Total                      5,261    5,350
                                 ======   ======

Net income                       $  490   $1,107
                                 ======   ======

Per share amount                 $ 0.09   $ 0.21
                                 ======   ======

Fully Diluted

 Average shares outstanding       5,249    5,225

 Net effect of dilutive
  stock options - based on
  the treasury stock
  method using average
  market price                       31      115

  Net effect of dilutive
   restricted stock grants            5       10
                                 ------   ------

       Total                      5,285    5,350
                                 ======   ======

Net income                       $  490   $1,107
                                 ======   ======

Per share amount                 $ 0.09   $ 0.21
                                 ======   ======

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